Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Second Quarter Results

Highlights

●Second quarter U.S. GAAP earnings per diluted share of 28 cents vs. 58 cents in 2019
●Second quarter comparable earnings per diluted share of 65 cents vs. 64 cents in 2019
●Leveraging growth investments and global plant network to meet strong demand for aluminum beverage cans
●Aerospace contracted backlog of $2.1 billion; won-not-booked backlog increased 10 percent to $5.3 billion
●Ball aluminum cup manufacturing plant and retail launch on target
●Strong balance sheet and ample liquidity enables multi-year growth capital investments
●Positioned to grow diluted earnings per share and return value to shareholders in 2020 and beyond

BROOMFIELD, Colo., Aug 6, 2020 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, second quarter 2020 net earnings attributable to the corporation of $94 million (including net after-tax charges of $122 million, or 37 cents per diluted share for business consolidation and other non-comparable items) or 28 cents per diluted share, on sales of $2.8 billion, compared to $197 million net earnings attributable to the corporation, or 58 cents per diluted share (including net after-tax charges of $22 million, or 6 cents per diluted share for business consolidation and other non-comparable items), on sales of $3.0 billion in 2019. Results for the first six months of 2020 were net earnings attributable to the corporation of $117 million, or 35 cents per diluted share, on sales of $5.6 billion, compared to $314 million net earnings attributable to the corporation, or 92 cents per diluted share on sales of $5.8 billion for the first six months of 2019.

Ball’s second quarter and year-to-date 2020 comparable earnings per diluted share were 65 cents and $1.26, respectively, versus second quarter and year-to-date 2019 comparable earnings per diluted share of 64 cents and $1.13, respectively, representing, year-over-year second quarter and year-to-date growth of 2 percent and 12 percent, respectively.

Second quarter and year-to-date results reflect the 2019 sale of the company’s Argentine steel aerosol business and Chinese beverage can assets, and new segment reporting for the company’s beverage packaging, EMEA business and other non-reportable results. References to volume data represent units shipped, and year-over-year global beverage volumes referenced exclude the impact of the 2019 sale of the Chinese beverage can assets. Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“The resiliency of our businesses and ability to maintain safe, continuous business operations is reflected in our results. Our team is working diligently to satisfy the needs of our global aluminum packaging and aerospace customers amidst a dynamic operating environment. Ball’s financial strength, growth investments, sustainable products and ability to provide for our employees, customers and communities where we operate has never been more important,” said John A. Hayes, chairman, president and chief executive officer.

“During the quarter, our company posted 2 percent comparable earnings per diluted share growth on flat operating earnings with strong aluminum beverage can demand in North America continuing to outpace regional supply offset somewhat by high single-digit volume declines in EMEA, early-quarter sharp volume declines in South America aluminum beverage and an aerospace supply chain issue impacting segment results. Our global beverage, aerosol and aerospace businesses rebounded swiftly following the initial impact of the global pandemic and all are exiting the quarter with momentum for improved performance in the second half and beyond.”

“With demand for our aluminum packaging solutions and aerospace technologies increasing even higher than we anticipated, much needed capacity additions and hiring will benefit our company and customers in the second half of 2020 and beyond. Our previously announced projects are on track and we will continue to deploy additional capital across our existing business portfolio to support new customer contracts. Ball remains well positioned to grow diluted earnings per share, and deliver shareholder returns now and into the future,” Hayes said.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for second quarter 2020 were $189 million on sales of $1.3 billion compared to $141 million on sales of $1.3 billion during the same period in 2019. For the first six months, comparable segment operating earnings were $335 million on sales of $2.4 billion compared to $259 million on sales of $2.4 billion during the same period in 2019.

Low single-digit volume growth during the quarter, benefits from new contractual terms and improved operational performance led to strong performance, and were partially offset by employee costs related to continued hiring in preparation for new production lines starting up in the second half of 2020. Higher at-home consumption combined with already tight supply/demand conditions outpaced domestically produced volume. Continued SKU rationalization with certain customers and the short-term benefit of imported cans from our global network will provide availability of cans for consumers’ significant demand for soft drinks, sparkling water, spiked seltzers and beer during the busy summer selling season.

Throughout 2020, continued benefits from new customer contracts, operational efficiency, strong demand for aluminum beverage packaging, and increased availability of cans from our new production lines starting up in Georgia and Texas during the second half are expected to add to year-over-year results. In addition, two new can manufacturing facilities in Arizona and the northeastern U.S. will be operational by mid-2021.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for the second quarter 2020 were $63 million on sales of $699 million compared to $98 million on sales of $768 million during the same period in 2019. For the first six months, comparable segment operating earnings were $131 million on sales of $1.4 billion compared to $172 million on sales of $1.5 billion during the same period in 2019. Beginning in 2020, current and historical quarterly results for the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the segment.

Strong at-home consumption trends in the U.K. and Russia were unable to offset softness in other areas of Europe, resulting in high single-digit volume declines for the segment during the quarter. Early in the quarter, travel restrictions and ongoing border closures stifled typical seasonal demand patterns across Western Europe, Turkey and the Mediterranean, pressuring earnings due to lower absorption for multiple weeks. Demand rebounded late in the quarter as borders opened and limited tourism was allowed in certain countries. Packaging mix shift to cans for traditional and non-traditional beverages and strong growth for energy drinks is expected to accelerate in the second half.

Second half results are expected to reflect notable year-over-year improvement as multiple beverage can line additions ramp up across the existing European plant network to support the European recovery as well as provide short-term support for increased North American beverage can demand.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the second quarter 2020, were $46 million on sales of $329 million compared to $65 million on sales of $377 million during the same period in 2019. For the first six months, comparable segment operating earnings were $109 million on sales of $734 million compared to $133 million on sales of $818 million for the same period in 2019.

Segment volume ended the quarter flat despite steep double-digit volume declines in Brazil during April which pressured earnings due to lower absorption. In May and June, Brazilian demand rebounded significantly as small grocery stores and gas stations reopened and store owners emphasized recyclable aluminum beverage packaging over returnable glass.

As we look forward, performance in the second half is expected to improve meaningfully with customer packaging mix continuing to favor aluminum beverage packaging over other substrates. In mid-2021, multiple new Brazilian production lines will come on line to support anticipated growth across the region.

Aerospace

Aerospace comparable segment operating earnings for second quarter 2020 were $30 million on sales of $438 million compared to $38 million on sales of $379 million during the same period in 2019. For the first six months, comparable segment operating earnings were $70 million on sales of $870 million compared to $68 million on sales of $707 million. Contracted backlog remains strong at $2.1 billion and contracts already won, but not yet booked into current contracted backlog, increased 10 percent since the first quarter to $5.3 billion.

Segment results were dampened late in the quarter due to a subcontractor supply chain issue on a key program. Other programs continued to operate at a high level and hiring gained momentum throughout the quarter. The company continues to win and provide mission-critical programs and technologies to U.S. government, defense, intelligence, reconnaissance and surveillance customers. Multiple projects to expand manufacturing capacity, test capabilities engineering and support workspace remain on track. In 2020 and beyond, the larger labor base will execute on a broad base of defense, civil, climate monitoring and weather prediction contracts leading segment comparable operating earnings to grow on a full-year basis for the foreseeable future.

Non-reportable

Second quarter and year-to-date results in non-reportable reflect the benefit of lower undistributed corporate expenses and were more than offset by the impact of the 2019 sale of the Chinese beverage can assets and Argentine steel aerosol business, lower operating results in the remaining non-reportable beverage and aluminum aerosol businesses, and investments in the recently launched aluminum cup business. The current and historical results from the existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the beverage packaging, EMEA segment beginning in 2020.

The results for the company’s global aluminum aerosol business and beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported as non-reportable segments. During the quarter, the company’s global aluminum aerosol volumes declined 6 percent with stable demand in North America offset by double-digit declines in India and high single-digit declines in Europe. Going forward, growth in sanitizing sprays and health and pharmaceutical packaging are expected to partially offset the lower demand for other personal care products. The company’s announced aluminum aerosol manufacturing facility acquisition in Brazil is expected to close in the third quarter.

Outlook

“Our company continues to operate from a position of strength. Ample liquidity and cash flow continue to bolster our ability to accelerate growth investments while continuing to return value to shareholders. Given the exciting growth trajectory in our North American beverage business, we foresee 2020 capital expenditures exceeding $900 million and additional EVA-enhancing opportunities in 2021 and beyond,” said Scott C. Morrison, senior vice president and chief financial officer.

“We are proud of our colleagues around the world. During the quarter, we faced many challenges on both a human and operational level, and our team came together to execute our global business strategy as effectively and safely as possible. While lingering challenges are likely, our products and operations have proven their resiliency by exiting the second quarter with notable momentum across all of our operations. We currently expect to grow our earnings per diluted share this year while returning capital to our shareholders. Beyond 2020, we look forward to continuing to grow our EVA dollars on an even larger capital base and achieving our long-term diluted earnings per share growth goal of 10 to 15 percent,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2019 net sales of $11.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its second quarter 2020 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-379-4140. International callers should dial 212-231-2930. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/kqgkjh39

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 6, 2020, until 11 a.m. Mountain time on August 13, 2020. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21965114. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations, including due to virus and disease outbreaks and responses thereto; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation; power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials, such as those related to COVID-19 and those pursuant to Section 232 of the U.S. Trade Expansion Act of 1962 or Section 301 of Trade Act of 1974; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats and the success of information technology initiatives; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders and actions related to COVID-19, the U.S. government elections, stimulus package(s), budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (Second Quarter 2020)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net sales	$2,801	$3,017	$5,586	$5,802

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,230)	(2,428)	(4,445)	(4,681)
Depreciation and amortization	(170)	(171)	(339)	(341)
Selling, general and administrative	(111)	(111)	(242)	(238)
Business consolidation and other activities	(112)	-	(227)	(14)
	(2,623)	(2,710)	(5,253)	(5,274)

Earnings before interest and taxes	178	307	333	528

Interest expense	(67)	(81)	(138)	(158)
Debt refinancing and other costs	-	-	(40)	(4)
Total interest expense	(67)	(81)	(178)	(162)
Earnings before taxes	111	226	155	366
Tax (provision) benefit	(23)	(31)	(19)	(41)
Equity in results of affiliates, net of tax	4	2	(21)	(11)

Net earnings	92	197	115	314

Net loss attributable to noncontrolling interests, net of tax	2	-	2	-

Net earnings attributable to Ball Corporation	$94	$197	$117	$314

Earnings per share:
Basic	$0.29	$0.59	$0.36	$0.94
Diluted	$0.28	$0.58	$0.35	$0.92

Weighted average shares outstanding (000s):
Basic	325,994	332,825	325,670	333,528
Diluted	331,717	341,637	331,884	342,233

Condensed Financial Statements (Second Quarter 2020)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2020	2019

Cash Flows from Operating Activities:
Net earnings	$115	$314
Depreciation and amortization	339	341
Business consolidation and other activities	227	14
Deferred tax provision (benefit)	(50)	(7)
Other, net	78	6
Changes in working capital	(941)	(415)
Cash provided by (used in) operating activities	(232)	253
Cash Flows from Investing Activities:
Capital expenditures	(447)	(275)
Business dispositions	(17)	-
Other, net	23	11
Cash provided by (used in) investing activities	(441)	(264)
Cash Flows from Financing Activities:
Changes in borrowings, net	(172)	590
Net issuances (purchases) of common stock	(82)	(388)
Dividends	(100)	(83)
Other, net	(34)	(12)
Cash provided by (used in) financing activities	(388)	107
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(92)	12
Change in cash, cash equivalents and restricted cash	(1,153)	108
Cash, cash equivalents and restricted cash - beginning of period	1,806	728
Cash, cash equivalents and restricted cash - end of period	$653	$836

Condensed Financial Statements (Second Quarter 2020)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2020	2019

Assets
Current assets
Cash and cash equivalents	$643	$764
Receivables, net	1,810	1,956
Inventories, net	1,388	1,183
Other current assets	169	630
Total current assets	4,010	4,533
Property, plant and equipment, net	4,662	4,385
Goodwill	4,314	4,433
Intangible assets, net	1,902	2,104
Other assets	1,722	1,654

Total assets	$16,610	$17,109

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$523	$392
Payables and other accrued liabilities	3,603	3,742
Total current liabilities	4,126	4,134
Long-term debt	7,158	6,916
Other long-term liabilities	2,496	2,495
Equity	2,830	3,564

Total liabilities and equity	$16,610	$17,109

Notes to the Condensed Financial Statements (Second Quarter 2020)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below. Effective January 1, 2020, the company implemented changes to its management and internal reporting structure for cost reduction and operational efficiency purposes. As a result of these changes, the company’s plants in Cairo, Egypt, and Manisa, Turkey, are now included in the beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA), segment. The company’s operations in India and Saudi Arabia are now combined with the former non-reportable beverage packaging, Asia Pacific, operating segment as a new non-reportable beverage packaging, other, operating segment. The company’s segment results and disclosures for the three and six months ended June 30, 2019, have been retrospectively adjusted to conform to the current year presentation.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey that manufacture and sell metal beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell metal beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other), discussed above, that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Second Quarter 2020)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2020	2019	2020	2019

Net sales
Beverage packaging, North and Central America	$1,267	$1,286	$2,448	$2,417
Beverage packaging, EMEA	699	768	1,368	1,452
Beverage packaging, South America	329	377	734	818
Aerospace	438	379	870	707
Reportable segment sales	2,733	2,810	5,420	5,394
Other	68	207	166	408
Net sales	$2,801	$3,017	$5,586	$5,802

Comparable operating earnings
Beverage packaging, North and Central America	$189	$141	$335	$259
Beverage packaging, EMEA	63	98	131	172
Beverage packaging, South America	46	65	109	133
Aerospace	30	38	70	68
Reportable segment comparable operating earnings	328	342	645	632

Other (a)	(1)	5	(11)	(10)
Comparable operating earnings	327	347	634	622
Reconciling items
Business consolidation and other activities	(112)	-	(227)	(14)
Amortization of acquired Rexam intangibles	(37)	(40)	(74)	(80)
Earnings before interest and taxes	$178	$307	$333	$528

(a)	Includes undistributed corporate expenses, net, of $6 million and $15 million for the three months ended June 30, 2020 and 2019, respectively, and $20 million and $38 million for the six months ended June 30, 2020 and 2019, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Second Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$94	$197	$117	$314
Add: Business consolidation and other activities	112	-	227	14
Add: Amortization of acquired Rexam intangibles	37	40	74	80
Add: Share of equity method affiliate non-comparable costs	-	4	30	16
Add: Debt refinancing and other costs	-	-	40	4
Less: Noncontrolling interest share of non-comparable costs	-	-	1	-
Less: Non-comparable tax items	(27)	(22)	(71)	(42)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$216	$219	$418	$386
Comparable diluted earnings per share	$0.65	$0.64	$1.26	$1.13

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$94	$197	$117	$314
Add: Net loss attributable to noncontrolling interests	(2)	-	(2)	-
Net earnings	92	197	115	314
Less: Equity in results of affiliates, net of tax	(4)	(2)	21	11
Add: Tax provision (benefit)	23	31	19	41
Earnings before taxes	111	226	155	366
Add: Total interest expense	67	81	178	162
Earnings before interest and taxes	178	307	333	528
Add: Business consolidation and other activities	112	-	227	14
Add: Amortization of acquired Rexam intangibles	37	40	74	80
Comparable Operating Earnings	$327	$347	$634	$622

Notes to the Condensed Financial Statements (Second Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Six	Add: Six	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2019	2019	2020	2020

Net earnings attributable to Ball Corporation	$566	$314	$117	$369
Add: Net loss attributable to noncontrolling interests	(30)	-	(2)	(32)
Net earnings	536	314	115	337
Less: Equity in results of affiliates, net of tax	1	11	21	11
Add: Tax provision (benefit)	71	41	19	49
Earnings before taxes	608	366	155	397
Add: Total interest expense	324	162	178	340
Earnings before interest and taxes (EBIT)	932	528	333	737
Add: Business consolidation and other activities (a)	244	14	227	457
Add: Amortization of acquired Rexam intangibles (a)	155	80	74	149
Comparable Operating Earnings	1,331	622	634	1,343
Add: Depreciation and amortization	678	341	339	676
Less: Amortization of acquired Rexam intangibles (a)	(155)	(80)	(74)	(149)
Comparable EBITDA	$1,854	$883	$899	$1,870

Total interest expense	$(324)	$(162)	$(178)	$(340)
Less: Debt refinancing and other costs	7	4	40	43
Interest expense	$(317)	$(158)	$(138)	$(297)

Total debt at period end				$7,681
Less: Cash and cash equivalents				(643)
Net Debt				$7,038

Comparable EBITDA/Interest Expense (Interest Coverage)				6.3	x
Net Debt/Comparable EBITDA				3.8	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Second Quarter 2020)

3. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(1)	$(5)	$(2)	$(6)
Individually insignificant items	-	-	(2)	-
Other non-comparable items
Amortization of acquired Rexam intangibles	(6)	(7)	(13)	(15)
Total beverage packaging, North and Central America	(7)	(12)	(17)	(21)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure and restructuring costs (2)	(3)	(13)	(5)	(11)
Individually insignificant items	-	(3)	(1)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(15)	(17)	(31)	(35)
Total beverage packaging, EMEA	(18)	(33)	(37)	(50)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes	-	56	-	56
Facility closure costs	-	(16)	-	(16)
Individually insignificant items	(3)	(3)	(4)	(4)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(28)	(28)
Total beverage packaging, South America	(17)	23	(32)	8

Other
Business consolidation and other activities
Pension settlements (3)	(97)	-	(97)	-
Rexam acquisition related compensation arrangements	-	(3)	(6)	(7)
Goodwill impairment charges in beverage packaging, other segment (4)	-	-	(62)	-
Reversal of certain provisions in beverage packaging, other segment (5)	-	-	11	-
Adjustment to selling price of steel food and steel aerosol business (6)	-	-	(15)	-
Loss on sale of China business and related costs (7)	-	(3)	(23)	(16)
Individually insignificant items	(8)	(10)	(21)	(6)
Other non-comparable items
Share of equity method affiliate non-comparable costs (8)	-	(4)	(30)	(16)
Noncontrolling interest's share of non-comparable costs, net of tax	-	-	(1)	-
Amortization of acquired Rexam intangibles	(2)	(2)	(2)	(2)
Debt extinguishment and refinance costs (9)	-	-	(40)	(4)
Total other	(107)	(22)	(286)	(51)

Notes to the Condensed Financial Statements (Second Quarter 2020)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Total business consolidation and other activities	(112)	-	(227)	(14)
Total other non-comparable items	(37)	(44)	(145)	(100)
Total non-comparable items	(149)	(44)	(372)	(114)

Discrete non-comparable tax items (10)	(9)	10	(9)	10
Tax effect on business consolidation and other activities	27	-	44	5
Tax effect on other non-comparable items	9	12	36	27
Total non-comparable tax items	27	22	71	42
Total non-comparable items, net of tax	$(122)	$(22)	$(301)	$(72)

(1)	In 2018, the company closed its beverage packaging facilities in Chatsworth, California, Longview, Texas, and Birmingham, Alabama. Charges in 2020 and 2019 were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)	The company recorded charges in 2020 and credits in 2019 for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.
(3)	During the second quarter of 2020, the company completed the purchase of non-participating group annuity contracts for benefit obligations related to certain of the company’s U.S. pension plans. These purchases of annuity contracts triggered settlement accounting.
(4)	In the first quarter of 2020, the company recorded a non-cash impairment charge for the goodwill of the new beverage packaging, other, reporting unit as the carrying amount of the reporting unit exceeded its fair value.
(5)	In the first quarter of 2020, the company reversed provisions recorded in the fourth quarter of 2019 against working capital in the new beverage packaging, other, segment as balances due have been collected.
(6)	The company recorded a charge in connection with an adjustment to the selling price of the company’s U.S. steel food and aerosol business.
(7)	The company, noting a current period deterioration in the real estate market in China, reduced the expected value of the contingent consideration due as part of the sale in 2019 of the company’s China beverage packaging business.
(8)	In the first quarter of 2020, the shareholders of Ball Metalpack provided additional equity contributions and loans to Ball Metalpack, of which Ball's share was $30 million, which resulted in Ball recognizing previously unrecorded equity method losses associated with prior periods.
(9)	In the first quarter of 2020, Ball redeemed the outstanding euro-denominated 3.50% senior notes due in 2020 in the amount of €400 million and the outstanding 4.375% senior notes due in 2020 in the amount of $1 billion and recorded debt extinguishment costs related to these redemptions.
(10)	In the first six months of 2020, the company incurred foreign exchange losses on its deferred tax balances in Brazil following depreciation of the Brazilian real against the U.S. dollar, which was partially offset by excess tax benefits from the vesting of Rexam acquisition related compensation arrangements. During 2019, the company obtained a tax benefit as a result of restructuring certain legal entities in Brazil.